Exhibit 16.1






                         (1) NEOMEDIA TECHNOLOGIES, INC.

                         (2) THE VENDORS







   ---------------------------------------------------------------------------

                            SHARE PURCHASE AGREEMENT

   ---------------------------------------------------------------------------









                             Kirkpatrick & Lockhart
                              Nicholson Graham LLP

                        110 Cannon Street London EC4N 6AR
                            Tel: +44 (0)20 7648 9000
                            Fax: +44 (0)20 7648 9001
                            Ref: MRL/JEM/6006583.0002
                                  Exhibit 16.1

                                    CONTENTS

Clause                                                                      Page

1.       DEFINITIONS AND INTERPRETATION........................................1

2.       SALE OF SHARES........................................................7

3.       INITIAL CONSIDERATION.................................................7

4.       ESCROW ACCOUNT AND ESCROW SHARES......................................8

5.       DEFERRED CONSIDERATION................................................9

6.       INDEPENDENT ACCOUNTANTS..............................................12

7.       COMPLETION...........................................................13

8.       WARRANTIES AND INDEMNITIES...........................................14

9.       REGISTRATION OF INITIAL CONSIDERATION SHARES.........................16

10.      RULE 144 REPORTING...................................................18

11.      POST-COMPLETION OBLIGATIONS OF THE PRIMARY WARRANTORS................18

12.      CONFIDENTIAL INFORMATION.............................................20

13.      ANNOUNCEMENTS........................................................20

14.      COSTS................................................................20

15.      NOTICES..............................................................21

16.      FURTHER ASSURANCE....................................................22

17.      WHOLE AGREEMENT AND VARIATION........................................22

18.      WAIVER...............................................................22

19.      EFFECT OF TERMINATION................................................23

20.      EFFECT OF COMPLETION.................................................23

21.      GOVERNING LAW AND JURISDICTION.......................................23

22.      ASSIGNMENT...........................................................23

23.      CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999.........................23

THIS AGREEMENT is made on   February 2006

BETWEEN:

(1)      THE PERSONS whose names and addresses are set out in column 1 of
         Schedule 1 (the "Vendors"); and

(2) NEOMEDIA TECHNOLOGIES, INC. (Incorporated under the laws of the State of Delaware, USA, Charter No. 2648151) whose registered office is at 2201 Second Street, Suite 600, Ft. Myers, Florida 33901, USA (the "Purchaser").

WHEREAS:

(A) The Vendors together are beneficially entitled to all the issued share capital of the Company.

(B) The Purchaser has agreed to purchase and the Vendors have agreed to sell the entire issued share capital of the Company on the terms and conditions set out in this Agreement.

NOW IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      In this Agreement, unless the context requires otherwise:

         "Accounting Date" means 30 September 2005;

         "Accounts" means the audited financial statements of the Company as at, and for the accounting year ended on, the Accounting Date (including the balance sheet, profit and loss account, statement of total recognised gains and all notes) together with the directors' report and the auditors' report;

         "Act" means the Companies Act 1985;

         "Associate" has the meaning given to that expression in section 435 of the Insolvency Act 1986;

         "Business Day" means a day which is not a Saturday or Sunday or a bank or public holiday in England or the United States of America;

         "CAA" means the Capital Allowances Act 2001;

         "Cash Consideration" means that part of the Initial Consideration payable in cash in accordance with Clause 3.1(a);

         "Company" means Sponge Limited, brief details of which are set out in
         Schedule 2;

         "Completion" means completion of the sale and purchase of the Shares in accordance with Clause 7;

         "Completion Date" has the meaning given to that expression in Clause
         7.1;

         "Confidential Information" means all confidential information used in or otherwise relating to the Company or its business, affairs, customers/clients or the marketing of any goods or services including (without limitation) Know-how customer/client names and lists and other details of customers/clients, sales targets, sales statistics, market share statistics, market research surveys and reports, information relating to future business development or planning, future projects, commercial relationships, information relating to litigation or legal advice, in each case, in whatever form held;

         "Consideration Shares" means shares of $0.01 each in the Purchaser's common stock;

         "Disclosure Letter" means the letter of the same date as this Agreement from the Primary Warrantors to the Purchaser qualifying the Warranties;

         "Encumbrance" includes (without limitation) any mortgage, charge, pledge, hypothecation, lien and security interest of whatsoever nature (including, without limitation, any imposed by law) and any proprietary interest or equity of any person including (without limitation) any title retention, option or right of pre-emption;

         "Escrow Account" means the interest bearing deposit account in the joint names of the Purchaser's Solicitors and the Vendors' Solicitors at Lloyds TSB Bank plc, Moorgate Branch, 34 Moorgate, London EC2R 6DN or such other account as the Vendors' Solicitors and the Purchaser's Solicitors designate for the purpose of holding the Escrow Cash;

         "Escrow Account Instructions" means the instructions in the agreed form addressed to the Vendors' Solicitors and the Purchaser's Solicitors regarding the operation of the Escrow Account;

         "Escrow Agreement" means the escrow agreement in the agreed form relating to the holding of the Escrow Shares;

         "Escrow Cash" means the sum of (pound)250,000 to be deposited in the Escrow Account pursuant to Clause 4, or such principal sum as shall remain in the Escrow Account from time to time and any interest accruing on such sum while it is deposited in the Escrow Account;

         "Escrow Shares" shall have the meaning given to that expression in Clause 3.1(b);

         "Escrow Sum" means the Escrow Cash and the Escrow Shares;

         "FA" followed by the number of a calendar year means the Finance Act of that year;

         "full title guarantee" has the meaning given to that expression by the Law of Property (Miscellaneous Provisions) Act 1994;

         "holding company" means a holding company within the meaning of sections 736 and 736A of the Act;

         "ICTA" means the Income and Corporation Taxes Act 1988;

         "Independent Accountants" means such firm of chartered accountants as may be appointed under Clause 6;

         "Initial Consideration" means the consideration payable in respect of the Shares at Completion pursuant to Clause 3;

         "Intellectual Property" means all patents, trade marks, rights in design, trade or business names, copyright (including (without limitation) rights in computer software) and topography rights (whether or not any of these is or are registered and including (without limitation) applications for registration) and all rights throughout the world of a similar nature or with similar effect to any of these;

         "Intellectual Property Rights" means all Intellectual Property owned, used or enjoyed by the Company;

         "ITA" means the Inheritance Tax Act 1984;

         "Know-how" means the body of knowledge, technical experience, expertise and skills, technical processes, secret processes, formulae and technical information held by the Company and relating to the Company's business;

         "Lease" means the lease dated 27 May 2005 and made between George Brewster (Property) Limited (1) and the Company (2);

         "Leasehold Property" means the land and buildings referred to in
         Schedule 3;

         "Letter of Intent" means the letter of intent dated 13 October 2005 and made between the Purchaser and Alexander Meisl on behalf of the Vendors;

         "Management Accounts" means the monthly management accounts of the Company for the period from the Accounting Date to 30 November 2005;

         "Net Profits" means the pre-tax profit of the Company calculated using the same accounting principles as have been used in the Accounts for the two year period ending on the second anniversary of the Completion Date, as adjusted and ascertained in accordance with the provisions of
         Schedule 7 and subject always to clauses 5.5 and 5.7;

         "Planning Acts" means all legislation for the time being in force relating to Town and Country Planning;

         "Primary Warranties" means the representations, warranties and undertakings set out in Part 1 of Schedule 5 and "Primary Warranty" has the corresponding meaning;

         "Primary Warrantors" means Alexander Meisl and Daniel Parker;

         "Profit and Loss Account" means the profit and loss account to be prepared in accordance with Schedule 7;

         "Purchaser's Solicitors" means Kirkpatrick & Lockhart Nicholson Graham LLP of 110 Cannon Street, London EC4N 6AR;

         "Secondary Warranties" means the representations, warranties and undertakings set out in Part 2 of Schedule 5 and "Secondary Warranty" has the corresponding meaning;

         "Secondary Warrantors" means the Vendors excluding the Primary Warrantors;

         "Service Agreements" means the agreements in the agreed form to be entered into on Completion between Alexander Meisl and Daniel Parker and the Company;

         "Shares" means 423 fully paid ordinary shares of (pound)1 each and 61,000 preference shares of (pound)1 each in the capital of the Company comprising the whole of the issued share capital of the Company;

         "subsidiary" means a subsidiary within the meaning of sections 736 and 736A of the Act;

         "Tax" or "Taxation" has the meaning given to that expression in clause 1 of the Tax Deed;

         "Tax Authority" has the meaning given to that expression in clause 1 of the Tax Deed;

         "Tax Deed" means the deed in the agreed form to be entered into on Completion between the Vendors and the Purchaser;

         "Taxation Statute" means any statute, statutory instrument, enactment, law, bye law, regulation or legislative provision providing for or imposing any charge, assessment or levy to Taxation including, for the avoidance of doubt, any directives and regulations adopted by the Council of the European Union;

         "Tax Warranties" means the Warranties set out in paragraphs 21 and 22 of Schedule 5;

         "TCGA" means the Taxation of Chargeable Gains Act 1992;

         "TMA" means the Taxes Management Act 1970;

         "this Transaction" means the transactions the subject of this Agreement;

         "VAT" means the tax as constituted by the VATA and any other tax imposed in addition or in substitution for it at the rate from time to time imposed;

         "VATA" means the Value Added Tax Act 1994;

         "Vendors' Solicitors" means Simons Muirhead & Burton of 50 Broadwick Street, Soho, London W1F 7AG;

         "Volume Weighted Average Price" means, with respect to a particular stock, the price calculated by adding together the total purchase price for each trade in such stock (multiplying the number of shares traded by the last sale price of such stock on the exchange on which it trades) in any given trading day and then dividing by the total shares traded for the day;

         "Warranties" means the Primary Warranties and the Secondary Warranties; and

         "Warranty Claim" means a bona fide claim by the Purchaser or any person deriving title from it for any breach or alleged breach of any of the Warranties.

1.2      In this Agreement, unless the context requires otherwise:

         (a) references to Clauses, Recitals and Schedules are references to clauses and recitals of and schedules to this Agreement and references within a sub-clause to "this Clause" shall refer to the whole Clause and not merely to the sub-clause in which it appears;

         (b) the Recitals and Schedules form part of and are incorporated in this Agreement;

         (c) headings are included for ease of reference only and shall not affect the interpretation of this Agreement;

         (d) the singular shall include the plural and vice versa and references to any gender shall include references to the other genders;

         (e) the expression "person" shall mean any natural person, partnership, joint venture, corporation (wherever incorporated), trust, firm, association, government, governmental (or supra-governmental) agency, authority or department, or any other entity, whether acting in an individual, fiduciary or other capacity;

         (f)   any reference to a time of day is to London time;

         (g)   any reference to a party shall mean any party to this Agreement;

         (h) any reference to the parties shall include their respective successors in title, permitted assigns and personal representatives;

         (i) any reference to a document as being "in the agreed form" means that document in a form agreed between the Vendors and the Purchaser such agreement being signified by the signature or initialling of a draft for the purposes of identification by or on behalf of each of the Vendors and the Purchaser;

         (j) where any statement is qualified by the expression "so far as the Vendors are aware" or any similar expression that statement shall be treated as including an additional statement that it has been made after due and careful enquiry;

         (k) any reference to any statute or statutory provision shall include that statute or statutory provision as from time to time amended, modified, replaced or re-enacted (whether before or after the date of this Agreement) and any order, regulation, instrument, bye-law or other subordinate legislation made under it; and

         (l)   any reference to $ in this agreement is to $U.S. Dollars.

2.       SALE OF SHARES

2.1 Subject to the terms of this Agreement, each of the Vendors shall sell with full title guarantee and, notwithstanding any limitation otherwise implied by the Law of Property (Miscellaneous Provisions) Act 1994, free from all Encumbrances the number of Shares set opposite that Vendor's name in Columns 2 and 3 of Schedule 1 and the Purchaser shall purchase the Shares from the respective Vendors together with all rights attaching to them at the date of Completion (including the right to receive all dividends and distributions declared, paid or made after that date).

2.2 Each of the Vendors waives any rights they may have under the articles of association of the Company or otherwise to have any of the Shares offered to him for purchase prior to or in consequence of the sale or transfer of the Shares to the Purchaser or its nominees under this Agreement.

3.       INITIAL CONSIDERATION

3.1 The Initial Consideration, which shall be apportioned between the Vendors as shown in Column 4 of Schedule 1, shall be satisfied:

         (a) as to the sum of (pound)3,450,000 in cash (the "Cash Consideration") of which (pound)250,000 shall be paid into the Escrow Account; and

         (b) as to (pound)6,550,000 by the issue of 29,696,745 Consideration Shares (the "Initial Consideration Shares"), of which 3,400,390 Initial Consideration Shares, shall be placed in escrow on the terms of the Escrow Agreement (the "Escrow Shares").

3.2 In the event that the average Volume Weighted Average Price (the "Liquidity Price") of the Purchaser's common stock as measured over the 10 trading days immediately before the earlier of the date upon which the Vendors are first able to sell the Consideration Shares under Rule 144 of the U.S. Securities Act of 1933 as amended (the "Securities Act") and the date on which the U.S. Securities and Exchange Commission (the "SEC") declares the Vendors registration statement (as referred to in Clause 9) effective (such earlier date being referred to hereinafter as the "Liquidity Date") (provided, however, that if the Purchaser's common stock is not being quoted on the US OTC bulletin board or a US automated quotation system on the Liquidity Date, the Liquidity Date shall be the Business Day immediately following the 10th trading day after quotes for the Purchaser's common stock have recommenced) is less than $0.384 (the "Closing Price"), the Purchaser shall on the third calendar day following the Liquidity Date (or if such day is not a Business Day, the next Business Day thereafter, the "Top-Up Payment Day") pay to the Vendors in cash, directly an amount (the "Top-Up Amount") equal to the number of Consideration Shares multiplied by the amount by which the Closing Price exceeds the Liquidity Price (and such payment shall be made in US Dollars).

4.       ESCROW ACCOUNT AND ESCROW SHARES

4.1 The Escrow Account shall be operated, and the Escrow Cash and interest accruing on it shall be applied, in accordance with this clause.

4.2 The Escrow Shares shall be held in accordance with this Clause and the terms of the Escrow Agreement.

4.3 Any amount due to the Purchaser in respect of a Warranty Claim or under the Tax Deed and which relates to any Primary Warrantor shall, on becoming due, be paid to the Purchaser on the following basis, 25 per cent. of any such amount due from the Escrow Cash held in the Escrow Account and 75 per cent. of any such amount due from the Escrow Shares subject to the Escrow Agreement, to the extent of the Escrow Sum.

4.4 Subject to all such amounts having been paid to the Purchaser, the Escrow Sum shall be released to the Primary Warrantors on the first anniversary of the Completion Date (the "Release Date"), unless a Warranty Claim or a claim under the Tax Deed is outstanding at the Release Date. If such a claim is outstanding:

         (a) a sum equal to the amount of the claim (or all such claims, if more than one) shall be retained as to 25 per cent. of such claim or claims from the Escrow Cash held in the Escrow Account and as to 75 per cent. of such claim or claims in Escrow Shares subject to the Escrow Agreement;

         (b) the balance (if any) of the Escrow Sum shall be released to the Primary Warrantors on the Release Date; and

         (c) any sum so retained in the Escrow Account and any Escrow Shares held after the Release Date in respect of any such claim shall be released to the Primary Warrantors or the Purchaser, as appropriate, as soon as practicable after that claim is settled.

4.5 For the purposes of this clause, a claim shall be regarded as settled if:

         (a)   the claim is withdrawn; or

         (b)   the Primary Warrantors and the Purchaser so agree in writing; or

         (c) a competent court has awarded judgment in respect of the claim and, where relevant, the period for lodging an appeal has expired without an appeal having been lodged.

4.6 Any interest which accrues on the Escrow Cash while in the Escrow Account shall follow the principal amount and shall be paid to the Primary Warrantors or the Purchaser (as the case may be) at the same time as payment of the corresponding principal.

4.7      Each of the Primary Warrantors and the Purchaser shall:

         (a) on Completion give the Vendors' Solicitors and the Purchaser's Solicitors joint instructions regarding the operation of the Escrow Account in the agreed form; and

         (b) after Completion promptly give or join in giving all such instructions as are necessary to procure the operation of the Escrow Account in accordance with the provisions of this clause and the instructions referred to in Clause 4.7(a).

4.8 Nothing in this clause limits any rights or remedies available to the Purchaser to recover any amount due to it in respect of a Warranty Claim or otherwise under this Agreement or under the Tax Deed.

4.9 To the extent that the Escrow Sum is insufficient to satisfy in full any amount due to the Purchaser in respect of the Primary Warranties, the excess shall be paid by the Primary Warrantors.

5.       DEFERRED CONSIDERATION

5.1 As further consideration for the sale of the Shares, the Purchaser shall, subject to the terms of this Agreement, pay to the Vendors a sum (the "Deferred Consideration"), which shall be apportioned between the Vendors as shown in Column 5 of Schedule 1, calculated according to the Net Profits as follows:

         (a) if the Net Profits are equal to or exceed (pound)1,300,000, a sum equal to (pound)2,500,000 plus (pound)1 for each (pound)500,000 of Net Profits over (pound)1,300,000;

         (b) if the Net Profits are less than (pound)1,300,000, no Deferred Consideration shall be paid.

5.2 The Net Profits shall be ascertained in accordance with the provisions of Schedule 7 and subject always to clauses 5.5 and 5.7.

5.3 Within 10 Business Days of the Net Profits being so ascertained, the Purchaser shall satisfy the Deferred Consideration by the issue of a number of shares of $0.01 each in the Purchaser's common stock equal to (pound)2,500,000 divided by the average Volume Weighted Average Price of the Purchaser's common stock for the 10 days preceding the second anniversary of Completion. The exchange rate to be used when calculating the relevant number of shares shall be the spot rate published in the Financial Times on the last Business Day prior to the second anniversary of Completion.

5.4 The Vendors and the Purchaser hereby acknowledge, undertake and declare that, having regard to the interests of the Primary Warrantors throughout the period commencing on Completion and ending on the second anniversary of the Completion Date (the "Agreed Period") the objective of the Company is to maximise its profitability consistent with sound commercial and financial management and to promote the orderly and profitable development of its business.

5.5 The Purchaser agrees and undertakes that throughout the Agreed Period, unless otherwise agreed with the Primary Warrantors in writing, it will:

         (a) not require the Company to enter into any artificial or other transaction not being in the normal or prudent course of business as conducted at the date hereof the purpose or principal purpose of which is to reduce the net profits of the Company;

         (b) save in so far as the Purchaser proposes to utilise the same in order to satisfy payment of the Deferred Consideration or any part thereof, not cause to be distributed by way of dividend or otherwise withdrawn from the Company, any of the profits or reserves of the Company;

         (c) use all reasonable endeavours to ensure that the Company continues to trade save where any cessation of trade becomes necessary for reasons of insolvency;

         (d) make no disposal of the whole or any material part of the assets or business of the Company;

         (e) not permit trading or any form of inter-company charging or lending or borrowing between the Company on the one hand and the Purchaser or any other company on the other, save on a commercial basis and on arm's length terms;

         (f) make no disposal of the beneficial ownership of the whole of the issued share capital (directly or indirectly) of the Company;

         (g) not seek to move or relocate any of the existing employees or the Company;

         (h) provide the Primary Warrantors with such regular financial and other information concerning the Company as they may reasonably request, having regard to their interests under this Agreement in so far as the same at any time no longer becomes available to them in their capacities as directors of the Company, if, in relation to paragraphs 5.5(a), 5.5(b), 5.5(d), 5.5(e), 5.5(f)
         and 5.5(g), any such thing would have a material adverse effect on the Net Profits.

5.6 The Primary Warrantors shall treat as strictly confidential all such information as is supplied to them under sub-clause 5.5(h) above and shall not disclose the same or allow the same to be disclosed to any other person except to their respective professional advisers and save to the extent that the same is already in the public domain.

5.7 The Purchaser may procure the Company to do any of the above things notwithstanding that they have or may have an adverse effect on the Net Profits if, before it does so, it confirms in writing to the Primary Warrantors that, for the purposes of calculating the Net Profits, an appropriate allowance or adjustment will be made in respect of the thing in question, so that the Vendors' entitlement to the Deferred Consideration is not adversely affected by that thing. Any such allowance or adjustment shall be identified and quantified by the Purchaser in the draft Profit and Loss Account and shall be agreed or determined as provided in Schedule 7 (including by reference to the Independent Accountants if necessary).

5.8 In the event of a Sale of the Purchaser during the Agreed Period, the Deferred Consideration will become payable in full to the Vendors in accordance with Clause 5.9 irrespective of the level of Net Profits at the date of Sale. For the purposes of this Clause 5.8, a "Sale" means
         (i) the acquisition by any person of 50 per cent or more of the issued common stock of the Purchaser or (ii) the acquisition by any person of the whole or substantially the whole of the business and undertaking of the Purchaser.

5.9 In the event the Deferred Consideration becomes payable pursuant to Clause 5.8, the Deferred Consideration shall be apportioned between the Vendors as shown in Column 5 of Schedule 1 and shall be payable within 10 Business Days of the Sale. The Purchaser shall satisfy the Deferred Consideration at its absolute discretion either by (i) the issue of a number of shares of $0.01 each in the Purchaser's common stock equal to (pound)2,500,000 divided by the average Volume Weighted Average Price of the Purchaser's common stock for the 10 days preceding the Sale or
         (ii) in cash. The exchange rate to be used when calculating the relevant number of shares shall be the spot rate published in the Financial Times on the last Business Day prior to the Sale.

6.       INDEPENDENT ACCOUNTANTS

6.1 If and whenever any item in dispute relating to the calculation of Net Profits falls to be referred, in accordance with the relevant provision of this Agreement, to Independent Accountants, it shall be referred to such firm of chartered accountants;

         (a) as the Vendors and the Purchaser may agree in writing within five Business Days after the expiry of the period allowed by the relevant provision of this agreement for the Vendors and the Purchaser to reach agreement over the relevant item in dispute; or

         (b) failing such agreement, as shall be appointed for this purpose on the application of the Vendors and the Purchaser by the President of the Institute of Chartered Accountants in England and Wales.

6.2      The Independent Accountants shall act on the following basis:

         (a) the Independent Accountants shall act as experts and not as arbitrators;

         (b) the item or items in dispute shall be notified to the Independent Accountants in writing by the Vendors and/or the Purchaser within 10 Business Days of the Independent Accountants' appointment;

         (c)   their terms of reference shall be as set out in Schedule 7;

         (d) the Independent Accountants shall decide the procedure to be followed in the determination;

         (e) the Vendors and the Purchaser shall each provide (and to the extent they are reasonably able, shall procure that their respective accountants, and the Purchaser shall procure that the Company shall, provide) the Independent Accountants promptly with all information which they reasonably require and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Company;

         (f) the determination of the Independent Accountants shall (in the absence of manifest error) be final and binding on the parties; and

         (g) the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne equally as between the Vendors on the one hand and the Purchaser on the other.

7.       COMPLETION

7.1 Completion shall take place at the offices of the Purchaser's Solicitors immediately after the signature of this Agreement (the "Completion Date").

7.2      At Completion the Vendors shall comply with Schedule 4.

7.3      At Completion the Purchaser:

         (a) shall pay (pound)1,495,116 of the Cash Consideration to the Vendors' Solicitors in respect of all payments due to the Vendors (excluding the Primary Warrantors) under this Agreement;

         (b) shall pay (pound)1,704,884 of the Cash Consideration to the Vendors' Solicitors in respect of a proportion of the payment due to the Primary Warrantors under this Agreement;

         (c) shall pay (pound)250,000, being the balance of the Cash Consideration payable to the Primary Warrantors, into the Escrow Account;

         (d) shall deliver to the Vendors a copy of the Tax Deed duly executed by or on behalf of the Purchaser;

         (e) undertakes to deliver share certificates evidencing the Initial Consideration Shares, excluding the share certificates evidencing the Escrow Shares, to the Vendors as soon as possible following Completion; and

         (f) shall deliver to the Vendors' Solicitors and the Purchaser's Solicitors the Escrow Account Instructions, duly executed by or on behalf of the Purchaser.

7.4 The Vendors' Solicitors are irrevocably authorised to receive payments of the Cash Consideration and the Purchaser shall not be concerned to see to the application of any payments made by the Purchaser under Clause 7.3. The receipt of the Vendors' Solicitors shall be an absolute discharge to the Purchaser for the Cash Consideration.

7.5 If all the provisions of Schedule 4 are not complied with in full on Completion the Purchaser may:

         (a) defer Completion to a date not more than 28 days after the date specified in Clause 7.1 in which event the provisions of this Clause 7.5 shall apply to Completion as so deferred; or

         (b) proceed to Completion as far as practicable without prejudice to its rights under this Agreement or otherwise;

         (c)   terminate this Agreement and Clause 19 shall apply.

7.6 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed at the same time in accordance with this Agreement.

8.       WARRANTIES AND INDEMNITIES

8.1 The Primary Warrantors represent, warrant and undertake to the Purchaser in the terms of the Warranties now and (as if any express or implied reference to the time of this Agreement were a reference to each such time) at all times up to and at Completion or at any later time which may be specified in Schedule 5.

8.2 The Secondary Warrantors represent, warrant and undertake to the Purchaser in the terms of the Secondary Warranties now and (as if any express or implied reference to the time of this Agreement were a reference to each such time) at all times up to and at Completion or at any later time which may be specified in Schedule 5.

8.3      The Primary Warrantors and the Secondary Warrantors acknowledge:

         (a) that the Warranties are given by the Primary Warrantors and the Secondary Warrantors with the intention of inducing the Purchaser to enter into this Agreement and that the Purchaser is entering into this Agreement in reliance upon the Warranties; and

         (b) that in reliance upon the Warranties the Purchaser is intending to make financial commitments in relation to the Company.

8.4 The Warranties are given subject to matters fully and fairly disclosed in the Disclosure Letter.

8.5 Each of the Warranties is separate and independent and, save as expressly otherwise provided in this Agreement, shall not be limited by reference to any other Warranty or by anything in this Agreement or the Tax Deed.

8.6 The Vendors shall not make any claim or demand or exercise any other right or remedy which the Vendors may have against the Company or any of the employees of the Company in connection with this Transaction (including the provision of information contained or reflected in the Disclosure Letter), save if and in so far as the Purchaser may in its absolute discretion otherwise agree in writing and any recovery made by any of the Vendors consequent on any breach of this Clause 8.6 shall be held on trust for the Purchaser.

8.7 The Disclosure Letter does not affect the construction of this Agreement (without prejudice to its qualification of the Warranties) and does not vary the terms of this Agreement (except if and in so far as the Disclosure Letter may expressly so state). Nothing in the Disclosure Letter shall exclude or limit any liability or obligation of the Vendors except liability under this Clause.

8.8 The provisions of Schedule 6 shall apply to limit the liability of the Vendors in respect of claims under the Warranties.

8.9 No limitation placed upon the liability of the Vendors by this Clause (whether as to amount, time or otherwise) shall apply in relation to any claim by the Purchaser which (or the delay in discovery of the subject matter of the claim or that it is claimable under this Clause) is the consequence of fraud or fraudulent misrepresentation or wilful non-disclosure by the Vendors or any person who shall have been involved on behalf of the Vendors in this Transaction (including the provision of information contained or reflected in the Disclosure Letter).

8.10 The Primary Warrantors shall indemnify the Purchaser and the Company (and for this purpose the Purchaser is acting as agent for the Company) and keep them fully indemnified against all claims, demands, actions, proceedings, losses, costs, expenses and liabilities suffered by the Purchaser or the Company as a result or arising from:

         (a) any claims made by ION Equity in connection with any commission, or any other fees, costs or expenses, payable to ION Equity by the Company or the Vendors in connection with the acquisition of the Shares by the Purchaser; or

         (b) any failure by the Company to comply with the Welfare Reform and Pensions Act 1999 and all regulations made under it (including the Stakeholder Pension Scheme Regulations 2000 (as amended)) at any time prior to Completion.

9.       REGISTRATION OF INITIAL CONSIDERATION SHARES

9.1 The Company agrees to, as soon as possible following the effectiveness of its current S-3 and S-4 registration statements filed with the SEC, file a registration statement under the Securities Act that will include the Initial Consideration Shares issued to the Vendors pursuant to this Agreement (such Initial Consideration Shares are also referred to herein as "Registrable Securities") and use its best efforts to cause to be registered under the Securities Act all Registrable Securities as soon as practicable.

9.2 Whenever required under this Clause to use its best efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

         (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and to remain effective until the distribution of such Registrable Securities is completed;

         (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

         (c) furnish to the Vendors such numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

         (d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such United States jurisdictions as shall be reasonably requested or appropriate for the distribution of the securities covered by the registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where, but for the requirements of this paragraph (d), it would not be obligated to be so qualified;

         (e)   provide a transfer agent for the Initial Consideration Shares;

         (f) if the Purchaser's common stock is not then listed on a national securities exchange, use its best efforts to facilitate the listing of the said common stock on a national securities exchange;

         (g) immediately notify the Vendors, at any time when a prospectus relating to a registration statement covering the Registrable Securities is required to be delivered under the Securities Act, of the happening of any event of which the Purchaser has knowledge as a result of which the prospectus contained in such registration statement includes any untrue statement of a material fact or omits to make the statements therein not misleading in light of the circumstances then existing, and at the request of the Vendors promptly prepare and furnish to the Vendors a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the Vendors, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances then existing;

         (h) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC;

         (i) enter into such customary agreements and take such other actions as sellers of Registrable Securities shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

         (j) use every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of such registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to notify the Vendors of said issuance of such order, and to obtain the lifting thereof at the earliest reasonable time; and

         (k) keep the Vendors and the Vendors' Solicitors reasonably informed about the Company's progress effecting such registration, including delivery to such counsel of copies of all correspondence (electronic or otherwise) with the SEC with respect to such registration.

9.3 All expenses (excluding any underwriters' discounts and commissions) incurred in connection with a registration pursuant to Clause 9, including, without limitation, any additional registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the fees and disbursements of one counsel for the selling shareholders, shall be borne by the Company.

10.      RULE 144 REPORTING

         With a view to making available to the Vendors the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to registration on Form S-3, the Company shall use its best efforts to:

         (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

         (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

         (c) furnish to the Vendors, so long as they own any Registrable Securities, upon request (i) a written statement as to the Company's compliance with the reporting requirements of Rule 144 and of the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3, (ii) a copy of the Company's most recent annual or quarterly report, and
               (iii) such other reports and documents so filed by the Company as the Vendors may reasonably request in availing itself of any rule or regulation of the SEC which permits it to sell any such securities without registration or pursuant to such form.

11.      POST-COMPLETION OBLIGATIONS OF THE PRIMARY WARRANTORS

11.1 The Primary Warrantors shall at all times after Completion indemnify the Purchaser and the Company (and for this purpose the Purchaser is acting as agent of the Company) and keep each of them fully indemnified against all claims, demands, actions, proceedings, damages, losses, costs, expenses and liabilities suffered or incurred by the Purchaser or the Company under or in connection with any guarantee or indemnity given by the Company on or before Completion in respect of the obligations of any other person provided that this Clause will not apply to any guarantee or indemnity which is disclosed in the Disclosure Letter and which the Purchaser has expressly agreed in writing shall continue to subsist after Completion.

11.2 Each of the Primary Warrantors warrants and undertakes to the Purchaser and the Company (and for this purpose the Purchaser is acting as agent of the Company):

         (a) not for a period of 12 months from the Completion Date to be, directly or indirectly (whether as a shareholder, partner, consultant, employee, agent or principal or in any other capacity), engaged, concerned or interested in any business or company carrying on business within the United Kingdom that supplies the technology, knowledge and skills to empower advertising agencies, media groups and content providers to deliver mobile services, specifically through the development of a mobile applications platform and/or mobile software solutions and content, in the UK as well as internationally, including but not limited to any business which provides premium and non-premium mobile solutions in the key areas of web-based tools which enable deployment of a range of SMS entertainment and mobile marketing applications, provided that the Primary Warrantors may be interested in up to five per cent of the securities in any company carrying on such a business; and (which is a separate and severable covenant);

         (b) not for a period of 12 months from the Completion Date for himself or for or through any other person to employ or engage or seek to entice away from the employment or engagement of the Company any person who was at any time during the 6 months before the Completion Date employed or engaged by the Company; and (which is a separate and severable covenant);

         (c) not for a period of 12 months from the Completion Date for himself or for or through any other person to canvass or solicit or seek to canvass or solicit any person who shall have been at any time during the 6 months before the Completion Date a customer or client of the Company in order to offer them goods or services which compete with those supplied by the Company prior to the Completion Date; and (which is a separate and severable covenant);

         (d) not at any time after the Completion Date to use or hold himself out as using any of the trading or operating names of the Company or any colourable imitation or derivation of them; and (which is a separate and severable covenant)

         (e) save in relation to any ongoing employment with the Company, not at any time after the Completion Date to represent himself or permit himself to be held out as being in any way connected with or interested in the Company.

11.3 Each of the Vendors acknowledges and agrees that the duration, extent and application of the restrictions in Clauses 11.2(a), (b), (c), (d) and (e) are no greater than is reasonable and necessary for the protection of the interests of the Purchaser.

11.4 In this Clause, references to a person being "interested" in securities of a company includes all interests which that person would be required to notify to that company if he was a director of that company and the company was a company incorporated in England and Wales.

12.      CONFIDENTIAL INFORMATION

12.1 The Vendors shall not, whether before or after Completion, use or disclose any Confidential Information and the Primary Warrantors shall use their reasonable endeavours to ensure that no other employee of the Company shall do so.

12.2     Clause 12.1 does not apply to:

         (a) the use of the Confidential Information by any of the Vendors in the ordinary course of the business of the Company at any time prior to Completion;

         (b) the disclosure of any Confidential Information which has entered the public domain otherwise than by reason of a breach of Clause 12.1;

         (c) the disclosure of Confidential Information to a director, officer or employee of the Purchaser or the Company whose function requires him to have the Confidential Information; or

         (d) the disclosure of Confidential Information required to be disclosed by law or other regulatory authority.

12.3 The Vendors agree that they will at any time and from time to time after Completion give or disclose to the Purchaser on the Purchaser's request all Confidential Information which is within their possession or knowledge.

13.      ANNOUNCEMENTS

13.1 Subject to Clause 13.2 and the provisions of any applicable law, no announcement shall be made by any party before or after Completion in relation to any of the transactions provided for in this Agreement without the prior written consent of the other parties.

13.2 If the Purchaser is required by a stock exchange or other applicable regulatory body to make any announcement regarding any of the transactions provided for in this Agreement the Purchaser shall use all reasonable endeavours to first consult with the Primary Warrantors as to the contents of such announcements if consultation is reasonably practicable.

14.      COSTS

14.1     The Purchaser shall pay all stamp duty on this Agreement.

14.2 Except as otherwise provided in this Agreement, the parties shall pay their own costs in connection with this Agreement.

14.3 The Purchaser shall be responsible for (pound)7,085 of the costs incurred by the Company in ensuring that clause 2 of the Letter of Intent is complied with.

15.      NOTICES

15.1 Any notice or other communication to be given under or in relation to this Agreement ("notice") shall be in writing and may be given by leaving it at or sending it by Royal Mail Airsure post for communications from the UK and its UK equivalent for communications to the UK or facsimile transmission to the address or facsimile number and marked for the attention of the person, in each case, set out in Clause
         15.2 (or as otherwise notified from time to time by notice given in accordance with this Clause). Any notice so given shall be deemed to have been received:

         (a) in the case of delivery by hand, at the time of delivery;

         (b)   in the case of post, 5 Business Days from the time of posting;
               and

         (c)   in the case of facsimile transmission, at the time of despatch,

         provided that if a notice is, or would (but for this proviso) be deemed to be, received on a day that is not a Business Day or after 4.30 pm on a Business Day, it shall instead be deemed to be received at 10.00 am on the Business Day next following that day.

15.2 The addresses and facsimile numbers of the parties for the purposes of Clause 15.1 are as follows:

         Vendors:
         Address:   11 Charlotte Mews, London W1T 4EQ
         Fax:       020 7580 6408
         For the attention of: Alex Meisl

         With a copy to: Justin Byam Shaw, 27 Northmoor Road, Oxford OX2 68R

         Purchaser:
         Address:   2201 Second Street, Suite 600, Ft. Myers, Florida 33901, USA
         Fax:       001 239 337 3668
         For the attention of: Charles T. Jensen, President & CEO.

15.3 In proving service it shall be sufficient to prove that (as the case may be):

         (a) the envelope containing the notice was properly addressed and delivered to the appropriate address; or

         (b) the envelope containing the notice was posted by a letter sent in accordance with clause 15.1 above; or

         (c) the facsimile transmission was made and acknowledgment was obtained in person or by telephone of the receipt by the addressee of a legible copy of the notice.

15.4 Any party may change its address or other details for notices under this Clause to another address or other details in by giving written notice to the other parties.

16.      FURTHER ASSURANCE

         The Vendors shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the Purchaser may from time to time reasonably require, whether on or after Completion, for the purpose of giving to the Purchaser the full benefit of all of the provisions of this Agreement.

17.      WHOLE AGREEMENT AND VARIATION

         This Agreement (together with any documents referred to in it) constitutes the whole agreement between the parties and, no modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of all the parties. This Agreement supersedes and wholly replaces the Letter of Intent.

18.      WAIVER

18.1 No waiver of any breach of or default under this Agreement shall be effective unless such waiver is in writing and has been signed by the party against which it is asserted.

18.2 No failure or delay by the Purchaser in exercising any right, power or remedy under this Agreement shall constitute a waiver of the right, power or remedy and no single or partial exercise by the Purchaser of any right, power or remedy under this Agreement or otherwise shall prevent any further exercise of the right, power or remedy or the exercise of any other right, power or remedy.

18.3 The rights, powers and remedies of the Purchaser under this Agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

18.4 The Purchaser may release or compromise the liability of any of the Vendors without affecting the liability of the other Vendors.

19.      EFFECT OF TERMINATION

         This Clause and Clauses 12, 13, 14, 15 and 21 shall continue to have effect notwithstanding the termination or rescission of this Agreement and any rights or obligations of the parties in respect of any breach of this Agreement accruing prior to, on or as a result of such termination or rescission shall continue to subsist notwithstanding such termination or rescission.

20.      EFFECT OF COMPLETION

         The provisions of this Agreement, so far as they are capable of having effect after Completion, shall remain in full force and effect notwithstanding Completion.

21.      GOVERNING LAW AND JURISDICTION

21.1 This Agreement shall be governed by and construed in accordance with English law other than clauses 9 and 10 which shall be construed in accordance with the relevant U.S. Federal laws.

21.2 Each of the parties submits to the non-exclusive jurisdiction of the courts of England.

22.      ASSIGNMENT

22.1 Except as provided in Clause 22.2, none of the parties shall, without the prior written consent of the others, be entitled to assign the benefit of, or any right or interest in or under or arising from, this Agreement.

22.2 The benefit of, or any right or interest in or under or arising from, this Agreement may be assigned by the Purchaser to any subsidiary from time to time of the Purchaser or to any other person to whom the Purchaser may transfer the Shares.

23.      CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

         A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

SIGNED by or on behalf of the parties.

SIGNED by HELEN BEARE                    /s/ ALEXANDER MEISL as Attorney
                                         for HELEN BEARE


SIGNED by GEORGE CARRON GREIG            /s/ ALEXANDER MEISL as Attorney
                                         for GEORGE CARRON GREIG


SIGNED by THOMAS BUCK                    /s/ ALEXANDER MEISL as Attorney
                                         for THOMAS BUCK


SIGNED by SAMANTHA FLINT                 /s/ ALEXANDER MEISL as Attorney
                                         for SAMANTHA FLINT


SIGNED by MARK GIBBONS                   /s/ ALEXANDER MEISL as Attorney
                                         for MARK GIBBONS


SIGNED by MATTHEW KNOX                   /s/ ALEXANDER MEISL as Attorney
                                         for MATTHEW KNOX


SIGNED by DOUGLAS MCDONALD               /s/ ALEXANDER MEISL as Attorney
                                         for DOUGLAS MCDONALD


SIGNED by THERESA MEISL                  /s/ ALEXANDER MEISL as Attorney
                                         for THERESA MEISL


SIGNED by ALEXANDER MEISL                /s/ ALEXANDER MEISL


SIGNED by DANIEL PARKER                  /s/ DANIEL PARKER


SIGNED by JUSTIN BYAM SHAW               /s/ ALEXANDER MEISL as Attorney
                                         for JUSTIN BYAM SHAW

SIGNED by PHILIP TRELEASE                /s/ ALEXANDER MEISL as Attorney
                                         for PHILIP TRELEASE

SIGNED by CHARLES T JENSEN
for and on behalf of
NEOMEDIA TECHNOLOGIES, INC.              /s/ CHARLES T. JENSEN